PLEDGE AGREEMENT


     PLEDGE AGREEMENT made the 18th day of November, 1997 (the "Agreement") among EIF Holdings, Inc. (hereinafter referred to as "Pledgor"), Deere Park
Capital Management, Inc. (hereinafter referred to as "Pledgee") and Deere Park Equities, L.L.C. (hereinafter referred to as "Custodian").

         WHEREAS, in connection with the Stock Purchase Agreement, Pledgee has loaned the sum of Two Million, Five Hundred Thousand Dollars ($2,500,000.00) to Pledgor, as evidenced by a Promissory Note in such amount issued by Pledgor to Pledgee on the date hereof (the "Note");

         WHEREAS, the payment of the Note and certain other amounts due thereunder, as referenced in the Note (with such amounts, together with the Note referred to hereinafter collectively as the "Indebtedness") is intended to be secured by the pledge to the Pledgee of the Manta Shares and certain shares held in the name of the Pledgor during the period when the Indebtedness remains unpaid.

         NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

         1. Pledgor hereby deposits with the Custodian certificates representing Four Hundred Seventy Five Thousand (475,000) shares of American Eco Corporation, fully registered and freely tradeable on the NASDAQ, free of any restrictions or covenants (the "Shares"). The Custodian acknowledges that it is currently in possession of the Shares and shall hold said certificates as custodian under the terms, provisions, and conditions of this Agreement. The Shares and stock powers described in this Paragraph 1 shall be collectively called the "Custodial Documents". The Shares are collateral security during the term hereof for the benefit of Pledgee to secure payment of the Indebtedness.

         2. All voting rights incident to the Shares shall be vested in Pledgor until the occurrence of an Event of Default as defined in Paragraph 4 below and Pledgee has notified the Custodian to deliver the Shares pursuant to Paragraph 5 hereof.

         3. Pledgor covenants and agrees that until the Indebtedness is completely paid or otherwise satisfied, and except in the event Pledgee consents otherwise in writing, Pledgor will take such action as may be necessary to maintain and renew the Company's corporate existence.

         4. Upon the expiration of fifteen (15) days after written notice from Pledgee, the occurrence of any one or more of the following events shall be an event of default ("Event of Default") hereunder if it remains uncured after the expiration of such fifteen (15) day period:


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          (a)The  failure of Pledgor to pay any sum when due and  payable  under the Note;

                  (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Pledgor shall (1) commence a voluntary case or proceeding; (2) consent to the entry of an order for relief against it in an involuntary case; (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (4) make an assignment for the benefit of its creditors; or (5) admit in writing its inability to pay its debts as they become due.

                  (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against Pledgor in an involuntary case; (2) appoints a trustee, receiver, assignee, liquidator or similar official for Pledgor or any substantial part of any of Pledgor's properties; or (3) orders the liquidation of Pledgor and the order or decree is not dismissed within ninety (90) days.

                  (d) The occurrence of any other event of default of Pledgor, as provided in the Note.

         5. In the event that an Event of Default as provided in Paragraph 4 has occurred and is continuing for fifteen (15) days after Pledgor's receipt of written notice of such default, then promptly (and in no event more than five
(5) business days) after notice to the Custodian from or on behalf of Pledgee (with proof that a copy of such notice has been received by Pledgor or by certified mail, return receipt requested) of the occurrence of an Event of Default which has continued for more than fifteen (15) days, the Custodian shall deliver to Pledgor (a) the Shares, and (b) all stock transfer powers on deposit with Custodian pursuant to Paragraph 1 hereof. In such event, Pledgee may proceed to protect or enforce the following rights in any order, which rights shall be cumulative and not exclusive:

                  (a) Pledgee may effect the transfer of the Shares into its own name or that of a nominee of Pledgee; all voting rights pertaining to the Shares may be immediately exercised by Pledgee, without any additional acts on the part of Pledgee. This Agreement shall in such event constitute a proxy coupled with an interest which shall be irrevocable by the Pledgor.

                  (b) Pledgee may proceed to protect and enforce its rights by a suit or suits in equity or at law, to enforce any covenant or agreement herein, or to enjoin any violation of any term, provision or condition hereof, or in execution or aid of any power herein granted, or to sue for and recover judgment for the whole amount due Pledgee by any action or actions or suit or suits in law or equity as the Pledgee may deem advisable.


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             (c) Pledgee may, by written notice to Pledgor, designate a time not earlier than twenty (20) days after the giving of such notice to Pledgor and at a place in the State of Illinois, for the sale of the Shares; and Pledgee may (acting in a commercially reasonable manner) at such time and place sell the Shares at public or private sale, as a unit or in smaller blocks, for such price and upon such terms and conditions as Pledgee may reasonably determine. After first deducting the costs of sale, Pledgee shall apply any balance of the sale proceeds to the payment of the Obligations. Pledgor shall, in any event, remain liable for any deficiency after such sale. In exercising its rights hereunder this Paragraph 5, to the extent that it is determined that the value of the Shares exceeds the then outstanding Obligations, Pledgee shall be responsible to Pledgor for such excess value.

                  (d) If Pledgor shall, as a result of its ownership of the Shares, become entitled to receive or shall receive any stock certificate or other certificate or instrument, option or rights, in substitution of, as a conversion of, or in exchange for any of the Shares or otherwise in respect thereof, Pledgor shall accept the same as Pledgee's agent, hold the same in trust for Pledgee and deliver the same forthwith to Pledgee in the exact form received, together with a duly executed undated stock power or other transfer document covering such certificate or instrument, to be held by Pledgee hereunder as additional collateral security for the Obligations.

                  (e) The Custodian shall have no responsibility to determine whether a default has occurred, it being Pledgee's obligation to notify Custodian and Pledgor that an Event of Default has occurred. Custodian may rely upon Pledgee's representation that an Event of Default has occurred.

         6. In addition to and not in limitation of the foregoing, Pledgee shall have all rights of a secured party under the Uniform Commercial Code of the State of Illinois (the "UCC"). Pledgor retains its rights under the UCC, to the extent such rights are not in conflict with the terms of this Agreement.

         7. Each of the parties hereto agrees to waive any and all restrictions on transfer set forth in the Company's Articles of Incorporation in connection with the pledge of the Shares pursuant to this Agreement.

         8. In acting as Custodian hereunder, Custodian: (a) shall have no duties or obligations other than those specifically set forth herein, said duties being purely ministerial in nature; (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of this Agreement or the security created thereby or any Custodial Documents or other items deposited with it hereunder; and (c) may rely on and shall be protected in acting upon or refraining from acting upon any certificate, written instruction, instrument, opinion, notice, letter or any other document delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties.


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 Neither  Custodian  nor any of its  directors,  officers or employees  shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of negligence or willful misconduct.

         Custodian may at any time resign as custodian hereunder by giving not less than thirty (30) days' prior written notice of resignation to Pledgor and Pledgee. Prior to the effective date of resignation as specified in such notice, Pledgee will issue to Custodian a written instruction, authorizing redelivery to such person or persons as Pledgee and Pledgor shall designate, of all of the Custodial Documents then held by Custodian.

         9. Custodian shall be prohibited from holding the Shares to secure any obligation between Pledgor and the Custodian.

         10. If and when Pledgor shall pay, satisfy, or otherwise discharge the whole amount of the Indebtedness, and such payment, satisfaction or discharge has been confirmed in writing by Pledgee, then Pledgor will promptly notify the Custodian that this Agreement has become null and void, and upon such notice to Custodian from Pledgor that this Agreement has so become null and void, the Custodian shall forthwith deliver to Pledgor the Shares and said stock transfer powers.

         11. Notwithstanding any provision to the contrary set forth in this Agreement, Pledgor shall be entitled to sell certain of the Shares from time to time during the term of this Agreement, and such Shares shall be released from this Agreement, provided that at the time of such release the fair market value of the Shares remaining pledged pursuant to the terms of this Agreement is not less than Two Million, Five Hundred Thousand ($2,500,000.00) Dollars. In the event that Pledgor has elected to sell the Shares pursuant to this Section, Pledgor shall so notify the Custodian and state the number of Shares to be released (the "Released Shares"), and the Custodian shall forthwith deliver the Released Shares to Pledgor.

         12. No course of dealing between Pledgee and Pledgor shall operate as a waiver of any right, except to the extent expressly waived in writing by Pledgee. No waiver of any provision hereof or right hereunder by any party in any particular instance shall constitute a waiver of any provision hereof or right hereunder in connection with any other instance.

         13. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the notice recipient, with copies to such party's counsel, as set forth below:

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If to the Pledgee:
Deere Park Capital Management, Inc.   Copy to: Stephen N. Engberg, Esq.
650 Dundee Road, Suite 460                     Stephen Engberg &
Northbrook, IL 60062                           Associates, P.C.
                                               333 W. Wacker Drive
                                               Suite 2020
                                               Chicago, IL 60606
                                               Fax: (312) 606-0106

If to the Pledgor:
Frank J. Fradella            Copy to:   Aaron A. Gilman, Esq.
President & CEO                         Devine, Millimet &
EIF Holdings, Inc.                      Branch, Professional
616 FM 1960 West, Suite 630             Association
Houston, TX 77090                       12 Essex Street
Fax: 281-537-9668                       P.O. Box 39
                                        Andover, MA  01810
                                        Fax 978-470-0618

If to Custodian:
Deere Park Equities, L.L.C.   Copy to: Stephen N. Engberg, Esq.
650 Dundee Road, Suite 460             Stephen Engberg &
Northbrook, IL 60062                   Associates, P.C.
                                       333 W. Wacker Drive
                                       Suite 2020
                                       Chicago, IL 60606
                                       Fax: (312) 606-0106

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address and/or the notice recipient to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         14. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the respective successors and assigns of the parties hereto.

         15. This Agreement and any rights or obligations hereunder may not be assigned by either Pledgee or Pledgor.

         EXECUTED in one or more counterparts, each of which shall constitute an original hereof, to be governed by the laws of the State of Illinois on the date first above written.

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PLEDGOR:                                    PLEDGEE:
EIF HOLDINGS, INC.                          DEERE PARK CAPITAL
MANAGEMENT, INC.


By: _____________________________   By:
      Name:                                                 Name:
      Title:                                                Title:

                                                     CUSTODIAN:
                           DEERE PARK EQUITIES, L.L.C.


                                                     By:
                                      Name:
                                     Title:
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